Exhibit 99.1

IFF Reports Fourth Quarter & Full Year 2018 Results

Completes historic year with record-setting sales – increasing 17% – and transformational acquisition

NEW YORK--(BUSINESS WIRE)--February 13, 2019--Regulatory News:

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the fourth quarter and full year ended December 31, 2018.

Full Year 2018 Consolidated Summary:

	Reported (GAAP)			Adjusted (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS Ex Amortization[2]
Consolidated	$4.0 B	$584 M	$3.79	$4.0 B	$677 M	$5.58	$6.28

Fourth Quarter 2018 Consolidated Summary:

	Reported (GAAP)			Adjusted (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS Ex Amortization[2]
Consolidated	$1.2 B	$95 M	$0.09	$1.2 B	$162 M	$0.89	$1.22

1 Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

2Adjusted EPS ex amortization is a Non-GAAP metric that excludes all amortization of acquisition related intangible assets from Adjusted EPS.

Management Commentary

“2018 was a pivotal year in the long and successful history of IFF,” said Andreas Fibig, IFF Chairman and CEO. “As an organization, we delivered on all our key financial metrics and completed our acquisition of Frutarom – the largest in our industry to date – all while successfully navigating a challenging and dynamic market environment.

“We achieved strong advancements in both top and bottom line results in 2018. Highlights include our record-setting sales of approximately $4.0 billion – including sales related to Frutarom, as well as mid-single digit growth in both Taste and Scent – and strong adjusted EPS ex amortization of $6.28.

“We also made progress strategically to establish ourselves as a global leader in taste, scent and nutrition through the Frutarom acquisition. This combination helps us create a truly differentiated portfolio with an increased focus on naturals and health and wellness. It also provides us opportunities to expand into attractive and faster-growing categories and broadens our complementary and growing customer base.

“Sustainability also continued to be a prevalent part of our everyday as we surpassed three of our four 2020 environmental targets and launched our new environmental goals with ambitious science-based targets. Our efforts continued to be recognized as we joined Barron’s 100 most sustainable U.S. companies list, qualified for FTSE4Good Developed Market Index for the first time, and we were named to Euronext Vigeo’s World 120 Index – an index that ranks us amongst the top companies within the Euronext universe.

“As we enter 2019 – recognizing that the operating environment remains dynamic and raw material inflation continues – we are optimistic in our ability to achieve $5.2 billion to $5.3 billion in sales, $4.90 to $5.10 in adjusted EPS and $6.30 to $6.50 in adjusted EPS ex amortization. Our priorities as an organization are clear – execute our strategy, integrate successfully, drive differentiation and embed sustainability – all as we deliver strong financial results and build a stronger company for our customers, employees and shareholders.”

Full Year 2018 Consolidated Financial Results

  Reported net sales for the full year totaled $4.0 billion, an increase of 17% from
  $3.4 billion in 2017 driven by mid-single digit growth in both Taste and Scent and the contribution of sales related to Frutarom. For the year, pricing contributed approximately 2 percentage points to growth for both Taste and Scent.
  Reported earnings per share (EPS) for the full year was $3.79 per diluted share versus $3.72 per diluted share reported in 2017. Excluding those items that affect comparability, adjusted EPS ex amortization was $6.28 per diluted share in 2018 versus $6.23 in the year-ago period as adjusted operating profit growth and a lower year-over-year adjusted effective tax rate more than offset higher interest expense and shares outstanding, both due to the Frutarom acquisition.

Full Year 2018 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Taste	6%	10%	5%	6%

Scent	6%	3%	4%	(2)%

Frutarom	-	-	-	-

Taste Business Unit

  On a reported basis, sales increased 6%, or $105.2 million, to $1.7 billion. Currency neutral sales grew 5% driven by growth in all regions and across all categories. Improvements were driven by high-single digit growth in North America, with strong double-digit growth at Tastepoint℠. EAME, led by double-digit growth in Africa and the Middle East, and Latin America, driven by strong double-digit growth in Argentina, both achieved mid-single digit growth.
  Taste segment profit increased 10% on a reported basis and 6% on a currency neutral basis, driven primarily by volume growth and the benefits from productivity initiatives.

Scent Business Unit

  On a reported basis, sales increased 6%, or $114.1 million, to $1.9 billion. Currency neutral sales improved 4%, with the strongest improvement in Fragrance Ingredients, which grew high-single digits, led by price increases and strong double-digit growth in Cosmetic Active Ingredients. Consumer Fragrances grew mid-single digits, including price increases, as performance was driven by double-digit growth in Hair Care and mid-single digit growth in Fabric Care, Home Care and Toiletries.
  Scent segment profit increased 3% on a reported basis and declined 2% on a currency neutral basis as the benefits from cost and productivity initiatives were more than offset by unfavorable price to input costs, reflecting unprecedented raw material inflation - including the previously announced citral supply issue and additional supply chain disruptions that occurred throughout the year - as well as higher manufacturing costs.

Fourth Quarter 2018 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Taste	0%	(5)%	2%	(7)%

Scent	1%	(4)%	3%	(4)%

Frutarom	-	-	-	-

Taste Business Unit

  On a reported basis, sales remained constant at $401.6 million in 2018. Currency neutral sales improved 2%, with growth in three of four regions. Performance was led by mid-single digit growth in North America and Greater Asia, the latter, which saw double-digit growth in India and high-single digit increases in Indonesia and China.
  Taste segment profit decreased 5% on a reported basis and 7% on a currency neutral basis, as volume growth and the benefits from productivity initiatives were more than offset by higher Research, Selling and Administrative expenses.

Scent Business Unit

  On a reported basis, sales increased 1%, or $5.2 million, to $457.9 million. Currency neutral sales improved 3% as Fragrance Ingredients improved mid-single digits and Consumer Fragrances grew low-single digits to more than offset a slight decline in Fine Fragrances due to a strong double-digit year-ago comparison.
  Scent segment profit decreased 4% on a reported and currency neutral basis as the benefits from productivity initiatives and cost management were more than offset by unfavorable price to input costs and higher manufacturing expenses.

Frutarom Business Unit

  On October 4, 2018, the Frutarom acquisition was completed. The results for Frutarom have been included from the closing date, and as a result do not represent a full quarter.
  On a reported basis, sales were $359.6 million. On a standalone basis, Frutarom sales improved 3% on a like-for-like basis driven by strong growth in Natural Product Solutions and F&F Ingredients. The Core business – excluding Trade & Marketing – grew 4% on a like-for-like basis versus prior year.
  Segment profit contributed $27 million in the fourth quarter; $66 million excluding amortization.

Outlook

The Company reconfirms long-term combined guidance over the 2019-2021 period of:

Guidance

Sales(1)	5-7% CAGR
Adjusted EPS ex amortization* (2)	10%+ CAGR

The Company’s 2019 guidance is as follows:

Guidance

Sales	$5.2B - $5.3B
Adjusted EPS (2)	$4.90 - $5.10
Adjusted EPS ex amortization*	$6.30 - $6.50

On a combined basis, full year 2018 sales were approximately $5.1 billion, including $4 billion achieved in 2018, plus an estimated $1.1 billion related to Frutarom’s first nine months of 2018, less an estimated $45 million of planned divestitures.  Combined adjusted EPS ex amortization (approximately $190 to $195 million of amortization of intangible assets) was approximately $5.95, including $6.28 achieved in 2018, plus an estimated $2.06 related to Frutarom’s first nine months of 2018, less an estimated $2.26 related to acquisition financing and less an estimated $0.13 related to effective tax rate, minority interest, changes in operating income/expense and planned divestitures.

Combined sales growth for 2019 is expected to be approximately 5% to 7% and combined adjusted EPS ex amortization is expected to be 8% to 11% - both on a currency neutral basis.  When comparing 2019 guidance to 2018 combined results, currency is expected to negatively impact sales in 2019 by an estimated $150 million or 3 percentage points, and adjusted EPS ex amortization by $0.12 or 2 percentage points.

1 On a currency neutral basis

2 See Use of Non-GAAP Financial Measures

* Adjusted EPS ex amortization is a Non-GAAP metric that excludes all amortization of acquisition related intangible assets from Adjusted EPS

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at www.sec.gov by February 26, 2019.

Audio Webcast

A live webcast to discuss the Company’s fourth quarter and full year 2018 financial results will be held on February 14, 2019, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding guidance for full year 2019 and long-term guidance for 2019-2021, the expected impact of the acquisition of Frutarom, including expected expansion of our portfolio and our customer base, and our ability to deliver strong financial results. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2018 and subsequent filings with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) risks related to the integration of the Frutarom business, including whether we will realize the benefits anticipated from the acquisition in the expected time frame; (2) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition, (3) the increase in the Company’s leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on the Company’s liquidity and ability to return capital to its shareholders, (4) the Company’s ability to successfully market to its expanded and decentralized Taste and Frutarom customer base, (5) the Company’s ability to effectively compete in its market and develop and introduce new products that meet customers’ needs, (6) the Company’s ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations, (7) the impact of the disruption in the Company’s manufacturing operations, (8) the impact of a disruption in the Company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, (9) volatility and increases in the price of raw materials, energy and transportation, (10) the Company’s ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact, (11) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security, (12) the Company’s ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, (13) the Company’s ability to establish and manage collaborations, joint ventures or partnership that lead to development or commercialization of products, (14) the Company’s ability to benefit from its investments and expansion in emerging markets; (15) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (16) economic, regulatory and political risks associated with the Company’s international operations, (17) the impact of global economic uncertainty on demand for consumer products, (18) the inability to retain key personnel; (19) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws, (20) the Company’s ability to realize the benefits of its cost and productivity initiatives, (21) the Company’s ability to successfully manage its working capital and inventory balances, (22) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, (23) the Company’s ability to protect its intellectual property rights, (24) the impact of the outcome of legal claims, regulatory investigations and litigation, (25) changes in market conditions or governmental regulations relating to our pension and postretirement obligations, (26) the impact of future impairment of our tangible or intangible long-lived assets, (27) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes, (28) the effect of potential government regulation on certain product development initiatives, and restrictions or costs that may be imposed on the Company or its operations as a result, and (29) the impact of the United Kingdom’s expected departure from the European Union in 2019. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) currency neutral sales, which eliminates the effects that result from translating its international sales in U.S. dollars; (ii) adjusted operating profit and adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or non-operational nature such as legal charges/credits, gains on sale of assets, tax assessment, operational improvement initiatives, integration related costs, FDA mandated product recall costs, acquisition related costs, CTA realization, Frutarom acquisition related costs, U.S. Tax reform (often referred to as “Items Impacting Comparability); (iii) adjusted EPS ex amortization, which excludes Items Impacting Comparability and the amortization of acquisition related intangible assets; and (iv) long term guidance on currency neutral adjusted EPS ex amortization, which eliminates the effects that result from translating its international sales in U.S. dollars on adjusted EPS ex amortization.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. With respect to the redemption value adjustment to EPS, the Company excluded this adjustment as (i) the amount is not believed to be a measure of earnings and is excluded from the net income attributable to IFF; and (ii) the Company believes that investors may benefit from an understanding of the Company’s results without giving effect to this adjustment. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

When we provide our expectations for adjusted EPS and adjusted EPS ex amortization for our full year 2019 guidance and our expectations for currency neutral sales and currency neutral adjusted EPS ex amortization for our long-term combined guidance for 2019-2021, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to length of the forecasted period and potential variability, complexity and low visibility as to items such as future contingencies and other costs that would be excluded from the GAAP measure, and the tax impact of such items, in the relevant future period. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Commencing in the fourth quarter of fiscal year 2018, we are including Adjusted (Non-GAAP) EPS ex. Amortization as a key non-GAAP financial measure of our business. Full amortization expense of intangible assets acquired in connection with acquisitions will be excluded from Adjusted (Non-GAAP) EPS ex. Amortization calculation. The exclusion of amortization expense allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies. We believe this calculation will provide a more accurate presentation in this and in future periods in the event of additional acquisitions. Further, this allows the investors to evaluate and understand operating trends excluding the impact on operating income and earnings per diluted share. In addition, the Frutarom acquisition related costs have been separated from costs related to prior acquisitions. The Frutarom acquisition costs represent a significant balance and we believe this amount should be shown separately to provide an accurate presentation of the acquisition related costs. Our GAAP results and GAAP metrics do not change, and this change has no effect on day to day business operations, or how we manage our business.

We calculated “combined” numbers by combining (i) our results (including Frutarom from October 4, 2018 through December 31, 2018) with (ii) the results of Frutarom prior to its acquisition by us on October 4, 2018, and adjusting for divestitures of Frutarom businesses since October 4, 2018, but do not include any other adjustments that would have been made had we owned Frutarom for such periods prior to October 4, 2018.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF) is a leading innovator of scent, taste, and nutrition, with over 110 manufacturing facilities, 100 R&D centers, and 33,000 customers globally. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers experience in more than 150,000 unique products sold annually. Our 13,000 team members globally take advantage of leading consumer insights, naturals exploration, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

Net sales	$1,219,047	$854,625	43%	$3,977,539	$3,398,719	17%
Cost of goods sold	741,532	498,627	49%	2,294,832	1,926,256	19%
Gross profit	477,515	355,998	34%	1,682,707	1,472,463	14%
Research and development	83,038	76,820	8%	311,583	295,469	5%
Selling and administrative	249,614	141,469	76%	707,461	570,144	24%
Restructuring and other charges	2,249	5,528	-59%	5,079	19,711	-74%
Amortization of acquisition-related intangibles	48,106	10,366	NMF	75,879	34,693	119%
Gains on the sale of fixed assets	(742)	(64)	NMF	(1,177)	(184)	NMF
Operating profit	95,250	121,879	-22%	583,882	552,630	6%
Interest expense	38,804	15,779	146%	132,558	65,363	103%
Loss on extinguishment of debt	-	-	0%	38,810	-	0%
Other (income) expense, net	(9,854)	(9,092)	8%	(35,243)	(49,778)	-29%
Pretax income	66,300	115,192	-42%	447,757	537,045	-17%
Income taxes	50,800	155,347	-67%	107,976	241,380	-55%
Net (loss) income	15,500	(40,155)	-139%	339,781	295,665	15%
Net income attributable to noncontrolling interest	2,479	-	NMF	$2,479	$-	NMF
Net (loss) income attributable to IFF	$13,021	$(40,155)	-132%	$337,302	$295,665	14%

Net (loss) income per share - basic (a)	$0.09	$(0.51)		$3.81	$3.73
Net (loss) income per share - diluted (a)	$0.09	$(0.51)		$3.79	$3.72

Average shares outstanding
Basic	110,871	79,056		87,551	79,070
Diluted	112,155	79,056		88,121	79,370

(a)	For 2018, net income per share reflects adjustments related to the excess of the redemption value of certain redeemable noncontrolling interests, over their existing carrying values.

NMF	Not meaningful

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	December 31,
	2018	2017
Cash, restricted cash & cash equivalents	$648,522	$368,046
Receivables	937,765	663,663
Inventories	1,078,537	649,448
Other current assets	277,036	215,387
Total current assets	2,941,860	1,896,544

Property, plant and equipment, net	1,241,152	880,580
Goodwill and other intangibles, net	8,417,710	1,572,075
Other assets	288,674	249,727
Total assets	$12,889,396	$4,598,926

Bank borrowings and overdrafts, and
Current portion of long-term debt	$48,642	$6,966
Other current liabilities	1,079,669	761,802
Total current liabilities	1,128,311	768,768

Long-term debt	4,504,417	1,632,186
Non-current liabilities	1,131,488	508,678

Redeemable noncontrolling interests	81,806	-

Shareholders' equity	6,043,374	1,689,294
Total liabilities and shareholders' equity	$12,889,396	$4,598,926

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:

Net income	$339,781	$295,665
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	173,792	117,967
Deferred income taxes	19,403	58,889
Gains on sale of assets	(1,177)	(184)
Stock-based compensation	29,401	26,567
Loss on extinguishment of debt	38,810	-
Gain on deal contingent derivatives	(12,505)	-
Pension contributions	(22,433)	(39,298)
Litigation settlement	-	(56,000)
Product recall claim settlement, net of insurance proceeds received	235	-
Foreign currency gain on liquidation of entity	-	(12,217)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(49,958)	(68,851)
Inventories	(117,641)	(18,911)
Accounts payable	55,136	29,114
Accruals for incentive compensation	(2,289)	19,144
Other current payables and accrued expenses	(5,279)	22,679
Other assets	(19,219)	(3,866)
Other liabilities	10,647	20,058
Net cash provided by operating activities	436,704	390,756

Cash flows from investing activities:

Cash paid for acquisitions, net of cash received	(4,857,343)	(192,328)
Additions to property, plant and equipment	(170,094)	(128,973)
Additions to intangible assets	(3,326)	-
Proceeds from disposal of assets	8,176	16,139
Proceeds from disposal of subsidiaries, net of cash held	10,157	-
Maturity of net investment hedges	(2,642)	1,434
Proceeds from life insurance contracts	1,837	3,798
Net cash used in investing activities	(5,013,235)	(299,930)

Cash flows from financing activities:
Cash dividends paid to shareholders	(230,218)	(206,118)
Decrease in revolving credit facility and short term borrowing	(927)	(4,499)
Deferred financing costs	(33,668)	(5,373)
Repayments of debt	(376,625)	(250,000)
Proceeds from issuance of long-term debt	3,256,742	498,250
Proceeds from sales of equity securities, net of issuance costs	2,268,965	-
Gain (loss) on pre-issuance hedges	12,505	(5,310)
Proceeds from issuance of stock in connection with stock plans	-	329
Employee withholding taxes paid	(9,725)	(11,768)
Purchase of treasury stock	(15,475)	(58,069)
Net cash provided (used in) by financing activities	4,871,574	(42,558)
Effect of exchange rates changes on cash and cash equivalents	(14,567)	(4,214)
Net change in cash and cash equivalents	280,476	44,054
Cash, restricted cash and cash equivalents at beginning of year	368,046	323,992
Cash, restricted cash and cash equivalents at end of period	$648,522	$368,046

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Sales
Taste	$401,576	$401,880	$1,737,349	$1,632,166
Scent	457,911	452,745	1,880,630	1,766,553
Frutarom	359,560	-	359,560	-
Consolidated	1,219,047	854,625	3,977,539	3,398,719

Segment Profit
Taste	$77,523	$81,714	$395,190	$360,483
Scent	68,002	71,132	329,548	318,954
Frutarom	27,358	-	27,358	-
Global Expenses	(10,752)	(13,342)	(74,730)	(60,810)
Operational Improvement Initiatives	(396)	(329)	(2,169)	(1,802)
Acquisition Related Costs	770	113	1,289	(20,389)
Integration Related Costs	(5,237)	(1,676)	(7,188)	(4,179)
Legal Charges/Credits, net	-	-	-	(1,000)
Tax Assessment	-	-	-	(5,331)
Restructuring and Other Charges, net	(2,249)	(5,528)	(4,086)	(19,711)
Gain on Sale of Assets	742	64	1,177	184
FDA Mandated Product Recall	2,325	(7,500)	7,125	(11,000)
UK Pension Settlement Charges	-	(2,769)	-	(2,769)
Frutarom Acquisition Related Costs	(62,836)	-	(89,632)	-

Operating profit	95,250	121,879	583,882	552,630

Interest Expense	(38,804)	(15,779)	(132,558)	(65,363)
Loss on extinguishment of debt	-	-	(38,810)	-
Other income (expense), net	9,854	9,092	35,243	49,778
Income before taxes	$66,300	$115,192	$447,757	$537,045

Operating Margin
Taste	19.3%	20.3%	22.7%	22.1%
Scent	14.9%	15.7%	17.5%	18.1%
Frutarom	7.6%	N/A	7.6%	N/A
Consolidated	7.8%	14.3%	14.7%	16.3%

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q4 Taste	Sales	Segment Profit
% Change - Reported (GAAP)	0%	-5%
Currency Impact	2%	-2%
% Change - Currency Neutral	2%	-7%

Q4 Scent	Sales	Segment Profit
% Change - Reported (GAAP)	1%	-4%
Currency Impact	2%	0
% Change - Currency Neutral	3%	-4%

FY Taste	Sales	Segment Profit
% Change - Reported (GAAP)	6%	10%
Currency Impact	-1%	-4%
% Change - Currency Neutral	5%	6%

FY Scent	Sales	Segment Profit
% Change - Reported (GAAP)	6%	3%
Currency Impact	-2%	-5%
% Change - Currency Neutral	4%	-2%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Fourth Quarter
	2018	2017
Reported (GAAP)	$477,515	$355,998
Operational Improvement Initiatives (a)	396	329
Acquisition Related Costs (b)	-	(194)
Integration Related Costs (c)	84	163
FDA Mandated Product Recall (e)	(2,325)	7,500
Frutarom Acquisition Related Costs (h)	23,550	-
Adjusted (Non-GAAP)	$499,220	$363,796

Reconciliation of Selling and Administrative Expenses
	Fourth Quarter
	2018	2017
Reported (GAAP)	$249,614	$141,469
Acquisition Related Costs (b)	770	(81)
Integration Related Costs (c)	(5,145)	(1,390)
UK Pension Settlement Charges (f)	-	(1,882)
Frutarom Acquisition Related Costs (h)	(39,286)	-
Adjusted (Non-GAAP)	$205,953	$138,116

Reconciliation of Operating Profit
	Fourth Quarter
	2018	2017
Reported (GAAP)	$95,250	$121,879
Operational Improvement Initiatives (a)	396	329
Acquisition Related Costs (b)	(770)	(113)
Integration Related Costs (c)	5,237	1,676
Restructuring and Other Charges, net (d)	2,249	5,528
Gain on Sale of Assets	(742)	(64)
FDA Mandated Product Recall (e)	(2,325)	7,500
UK Pension Settlement Charges (f)	-	2,769
Frutarom Acquisition Related Costs (h)	62,836	-
Adjusted (Non-GAAP)	$162,131	$139,504

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income and EPS
	Fourth Quarter
	2018				2017
	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF (k)	Diluted EPS (l)	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF	Diluted EPS
Reported (GAAP)	$66,300	$50,800	$13,021	$0.09	$115,192	$155,347	$(40,155)	$(0.51)
Operational Improvement Initiatives (a)	395	133	262	-	329	82	247	-
Acquisition Related Costs (b)	(770)	(177)	(593)	(0.01)	(113)	(45)	(68)	-
Integration Related Costs (c)	5,236	1,160	4,076	0.04	1,676	574	1,102	0.01
Restructuring and Other Charges, net (d)	2,249	577	1,672	0.01	5,528	1,561	3,967	0.05
Gain on Sale of Assets	(742)	(211)	(531)	-	(64)	(20)	(44)	-
FDA Mandated Product Recall (e)	(2,325)	(453)	(1,872)	(0.02)	7,500	2,652	4,848	0.06
UK Pension Settlement Charges (f)	-	-	-	-	2,769	526	2,243	0.03
U.S. Tax Reform (g)	-	(32,847)	32,847	0.30	-	(139,172)	139,172	1.76
Frutarom Acquisition Related Costs (h)	63,586	12,386	51,200	0.46	-	-	-	-
Redemption value adjustment to EPS (i)	-	-	-	0.03	-	-	-	-
Adjusted (Non-GAAP)	$133,929	$31,368	$100,082	$0.89	$132,817	$21,505	$111,312	$1.40

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Fourth Quarter
Numerator			2018				2017
Adjusted (Non-GAAP) Net Income			$100,082				$111,312
Amortization of Acquisition related Intangible Assets		48,106				10,366
Tax impact on Amortization of Acquisition related Intangible Assets		11,257				1,679
Amortization of Acquisition related Intangible Assets, net of tax (m)			36,849				8,687
Adjusted (Non-GAAP) Net Income ex. Amortization			136,931				119,999

Denominator
Weighted average shares assuming dilution (diluted)			112,155				79,413
Adjusted (Non-GAAP) EPS ex. Amortization			$1.22				$1.51

(a)	For 2018, represents accelerated depreciation related to a plant relocation in India. For 2017, represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	For 2018, represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses. For 2017, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of Fragrance Resources and PowderPure within Selling and administrative expenses.
(c)	For 2018, represents costs related to the integration of the Frutarom acquisition. For 2017, represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	For 2018, represents severance costs related to the 2017 Productivity Program and costs associated with the termination of agent relationships in a subsidiary. For 2017, represents severance costs related to the 2017 Productivity Program.
(e)	For 2018, principally represents recoveries from our insurance in the fourth quarter. For 2017, represents management's best estimate of losses related to the previously disclosed FDA mandated recall.
(f)	Represents pension settlement charges incurred in one of the Company's UK pension plans.
(g)	For 2017, represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017, including $38.6 million related to net adjustments on deferred tax assets, and $100.6 million related to taxes on deemed repatriation of earnings. For 2018, represents additional expense based on updated repatriation plans requiring accruals for withholding taxes on deemed repatriation.
(h)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $23.5 million of amortization for inventory"step-up" costs and $39.2 million of transaction costs included in Selling and administrative expenses.
(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(j)	Except for amortization, the income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2018, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the Company's adjusted worldwide effective tax rate.
(k)	For 2018, net income is reduced by income attributable to noncontrolling interest of $2.479M.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Year Ended December 31,
	2018	2017
Reported (GAAP)	$1,682,707	$1,472,463
Operational Improvement Initiatives (a)	1,650	1,802
Acquisition Related Costs (b)	-	15,860
Integration Related Costs (c)	102	480
FDA Mandated Product Recall (h)	(7,125)	11,000
Frutarom Acquisition Related Costs (k)	23,550	-
Adjusted (Non-GAAP)	$1,700,884	$1,501,605

Reconciliation of Selling and Administrative Expenses
	Year Ended December 31,
	2018	2017
Reported (GAAP)	$707,461	$570,144
Acquisition Related Costs (b)	1,289	(4,529)
Integration Related Costs (c)	(6,060)	(3,258)
Legal Charges/Credits, net (d)	-	(1,000)
Tax Assessment (e)	-	(5,331)
UK Pension Settlement Charges (i)	-	(1,882)
Frutarom Acquisition Related Costs (k)	(66,082)	-
Adjusted (Non-GAAP)	$636,608	$554,144

Reconciliation of Operating Profit
	Year Ended December 31,
	2018	2017
Reported (GAAP)	$583,882	$552,630
Operational Improvement Initiatives (a)	2,169	1,802
Acquisition Related Costs (b)	(1,289)	20,389
Integration Related Costs (c)	7,188	4,179
Legal Charges/Credits, net (d)	-	1,000
Tax Assessment (e)	-	5,331
Restructuring and Other Charges, net (f)	4,086	19,711
Gain on Sale of Assets	(1,177)	(184)
FDA Mandated Product Recall (h)	(7,125)	11,000
UK Pension Settlement Charges (i)	-	2,769
Frutarom Acquisition Related Costs (k)	89,632	-
Adjusted (Non-GAAP)	$677,366	$618,627

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income and EPS
	Year Ended December 31,
	2018				2017
	Income before taxes	Taxes on income (m)	Net Income Attributable to IFF (n)	Diluted EPS (o)	Income before taxes	Taxes on income (m)	Net Income Attributable to IFF	Diluted EPS
Reported (GAAP)	$447,757	$107,976	$337,302	$3.79	$537,045	$241,380	$295,665	$3.72
Operational Improvement Initiatives (a)	2,169	694	1,475	0.02	1,802	450	1,352	0.02
Acquisition Related Costs (b)	(1,289)	(311)	(978)	(0.01)	20,389	6,514	13,875	0.17
Integration Related Costs (c)	7,188	1,397	5,791	0.07	4,179	1,331	2,848	0.03
Legal Charges/Credits, net (d)	-	-	-	-	1,000	354	646	0.01
Tax Assessment (e)	-	-	-	-	5,331	1,885	3,446	0.04
Restructuring and Other Charges, net (f)	4,086	1,020	3,066	0.03	19,711	5,465	14,246	0.17
Gains on Sale of Assets	(1,177)	(352)	(825)	(0.01)	(184)	(59)	(125)	-
CTA Realization (g)	-	-	-	-	(12,217)	-	(12,217)	(0.15)
FDA Mandated Product Recall (h)	(7,125)	(1,601)	(5,524)	(0.06)	11,000	3,890	7,110	0.09
UK Pension Settlement Charges (i)	-	-	-	-	2,769	526	2,243	0.03
U.S. Tax Reform (j)	-	(25,345)	25,345	0.29	-	(139,172)	139,172	1.76
Frutarom Acquisition Related Costs (k)	155,569	28,490	127,079	1.44	-	-	-	-
Redemption value adjustment to EPS (l)	-	-	-	0.03	-	-	-	-
Adjusted (Non-GAAP)	$607,178	$111,968	$492,731	$5.58	$590,825	$122,564	$468,261	$5.89

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Year Ended December 31,
Numerator			2018				2017
Adjusted (Non-GAAP) Net Income			$492,731				$468,261
Amortization of Acquisition related Intangible Assets		75,879				34,693
Tax impact on Amortization of Acquisition related Intangible Assets		13,962				7,181
Amortization of Acquisition related Intangible Assets, net of tax (p)			61,917				27,512
Adjusted (Non-GAAP) Net Income ex. Amortization			554,648				495,773

Denominator
Weighted average shares assuming dilution (diluted)			88,121				79,370
Adjusted (Non-GAAP) EPS ex. Amortization			$6.28				$6.23

(a)	For 2018, represents accelerated depreciation related to a plant relocation in India and Taiwan asset write off. For 2017, represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	For 2018, represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses. For 2017, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of Fragrance Resources and PowderPure within Selling and administrative expenses.
(c)	For 2018, represents costs related to the integration of the Frutarom acquisition. For 2017, represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	Represents additional charge related to litigation settlement.
(e)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.
(f)	For 2018, represents severance costs related to the 2017 Productivity Program and costs associated with the termination of agent relationships in a subsidiary. For 2017, represents severance costs related to the 2017 Productivity Program.
(g)	Represents the release of CTA related to the liquidation of a foreign entity.
(h)	For 2018, principally represents recoveries from the supplier for the third and fourth quarter, partially offset by final payments to the customer made for the effected product in the first quarter. For 2017, represents management's best estimate of losses related to the previously disclosed FDA mandated recall.
(i)	Represents pension settlement charges incurred in one of the Company's UK pension plans.
(j)	For 2017, represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017, including $38.6 million related to net adjustments on deferred tax assets, and $100.6 million related to taxes on deemed repatriation of earnings. For 2018, represents additional expense based on updated repatriation plans requiring accruals for withholding taxes on deemed repatriation.
(k)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $23.5 million of amortization for inventory "step-up" costs, $39.4 million of bridge loan commitment fees included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $12.5 million realized gain on a foreign currency derivative included in Other income; and $66.0 million of transaction costs included in Selling and administrative expenses.
(l)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(m)	Except for amortization, the income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2018, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the Company's adjusted worldwide effective tax rate.
(n)	For 2018, net income is reduced by income attributable to noncontrolling interest of $2.479M.
(o)	The sum of these items does not foot due to rounding.
(p)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

CONTACT:
Michael DeVeau
Head of Investor Relations and Communications & Divisional CFO, Scent
212.708.7164
Michael.DeVeau@iff.com